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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Honeywell Inc. on Form S-3 of the report of Deloitte & Touche dated February 11, 1994 (which report expresses an unqualified opinion and includes an explanatory paragraph that describes an uncertainty related to a lawsuit to which the Company is a defendant, discussed in note 19 to the consolidated financial statements), appearing in the Annual Report on Form 10-K of Honeywell Inc. for the year ended December 31, 1993 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
Minneapolis, Minnesota


December 29, 1994